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                     Prospectus Supplement to Prospectus dated October 4, 2000
                     Registration No. 333-46658 Filed Pursuant to Rule 424(b)(3)

                       ILLINOIS SUPERCONDUCTOR CORPORATION

                                   SUPPLEMENT
                                       TO
                        PROSPECTUS DATED OCTOBER 4, 2000

     This is a Supplement to Illinois Superconductor Corporation's Prospectus, dated October 4, 2000 (the "Prospectus"), with respect to the offer and sale of up to 71,768,868 shares of Common Stock, including preferred stock purchase rights, of Illinois Superconductor Corporation. This Supplement amends and supplements certain information contained in the Prospectus. We encourage you to read this Supplement carefully.

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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSIONER HAS APPROVED OR DISAPPROVED OF THE SHARES OF ILLINOIS SUPERCONDUCTOR CORPORATION COMMON STOCK TO BE ISSUED UNDER THIS SUPPLEMENT AND THE PROSPECTUS OR DETERMINED IF THIS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                THE DATE OF THIS SUPPLEMENT IS DECEMBER 27, 2000.

CURRENT REPORT ON FORM 8-K

     On December 27, 2000, the Company filed a Current Report on Form 8-K reporting that the Company had issued a press release announcing its acquisition of certain assets related to the Adaptive Notch Filtering ("ANF") business unit of Lockheed Martin Canada, Inc. ("LMC"), in exchange for 2,500,000 shares of common stock of the Company, pursuant to a Transaction Agreement dated as of November 1, 2000, and the appointment of Daniel Spoor, President and Chief Executive Officer of Lockheed Martin Canada Inc., to the Company's Board of Directors.

     The Company hereby incorporates by reference into this Supplement and the Prospectus the Current Report on Form 8-K filed December 27, 2000.

     A copy of the Company's Current Report on Form 8-K filed December 27, 2000 is being provided to you along with this Supplement.

Information about documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned "Where You Can Find More Information."